Exhibit 10.10

This INVESTMENT AGREEMENT (this “Agreement”), dated as of March 28, 2014, is hereby entered into between SunEdison, Inc., a Delaware corporation (the “Parent”), SunEdison Yieldco, LLC, a Delaware limited liability company (the “Company”) and SunEdison Yieldco Operating, LLC (“OpCo”), a Delaware limited liability company.

W I T N E S S E T H :

WHEREAS, the Parent is the indirect owner of one hundred percent (100%) of the membership interests in the Company;

WHEREAS, the Company is the direct owner of one hundred percent (100%) of the membership interests in OpCo;

WHEREAS, the Parent has agreed to make investments in the Company to be used by the Company in preparation for a subsequent initial public offering by its affiliate, SunEdison YieldCo, Inc., a Delaware corporation, which is indirectly one hundred percent (100%) owned by the Parent and which will, following an amendment and restatement of the Company’s limited liability company agreement, be the owner of one hundred percent (100%) of the Class A Units of the Company at the time of such initial public offering (“YieldCo Parent”), subject to the terms and conditions of this Agreement;

WHEREAS, subject to the terms and conditions hereof, the proceeds of the investments by the Parent will be contributed by the Company to OpCo, and used by certain subsidiaries of OpCo engaged in the construction, development, ownership, operation and maintenance of solar energy systems (such subsidiaries, the details of which are set forth on Schedule I, the “Project Companies”) to pay for components of solar energy systems being constructed and/or developed by such Project Companies and/or to repay any and all construction indebtedness (such indebtedness, the applicable “Construction Debt”) of such Project Companies, taking into consideration any Permanent Financing in respect thereof, all as set forth in Schedule I hereto (each such solar energy system, a “Project”);

WHEREAS, the development of the Projects and the repayment of such Construction Debt is expected to result in an increase in the Company’s net income; and

WHEREAS, the Parent expects to derive significant financial gain from the successful initial public offering of YieldCo Parent (the “IPO”).

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PARENT INVESTMENT OBLIGATIONS

Section 1.1 Investments in Respect of Construction Debt.

(a) Subject to the conditions set forth in Section 1.1(b) and the limitation of liability in Section 4.2, the Parent covenants to the Company and OpCo that it will make cash equity investments in the Company (each such investment referred to in this Section 1.1 and in Section 1.2, an “Investment”), in a minimum amount necessary to repay the Construction Debt of the relevant Project Company so that as of the Investment Date, the outstanding amount of Construction Debt following such repayment, taking into account the aggregate amount of term project indebtedness actually incurred by such Project Company and/or tax equity investments actually received by such Project Company after the date hereof and applied to the repayment of such Construction Debt (collectively, the “Permanent Financing”), equals zero (solely to the extent the Permanent Financing is permitted by that certain Credit and Guaranty Agreement, dated as of March 28, 2014, among the Company, certain subsidiaries of the Company, various Lenders and Goldman Sachs Bank USA, as administrative agent and collateral agent or any refinancing or replacement thereof), and Parent, Company and OpCo shall ensure that the relevant Project Company obtains a customary release, discharge, cancellation and termination of any security interests, liens, mortgages, deeds to secure debt, guarantees, charges and other encumbrances granted to secure such Construction Debt.

(b) The obligation of the Parent to make an Investment with respect to any Project in the Company pursuant to Section 1.1(a) is subject to the following conditions:

(i) that certain Credit Agreement dated as of February 28, 2014 (the “Parent Credit Agreement”) by and among Parent, as borrower (the “Debtor”), the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Goldman Sachs Bank USA and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Syndication Agents, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc., as Joint Bookrunners, shall have been amended to permit the making of such Investment (such amendment, the “Parent Credit Agreement Amendment”);

(ii) such Project shall have achieved the “Commercial Operation Date” or equivalent under its power purchase agreement or similar agreement or such Project shall have failed to achieve the “Commercial Operation Date” or equivalent under its power purchase agreement or similar agreement by a “Date Certain” or equivalent as required under its Construction Debt or tax equity investment documentation; and

(iii) the Project Company which owns such Project shall have incurred Construction Debt, and such Construction Debt is still outstanding as of the earliest of (A) the date which is ninety (90) days after the “Commercial Operation Date” or equivalent under the Project’s power purchase agreement or similar agreement or (B) the date of the refinancing of such Construction Debt with Permanent Financing or (C) the “Date Certain” or equivalent as required under such Construction Debt or tax equity investment documentation (such date, as applicable, the “Investment Date”).

Section 1.2 Investments in Respect of Component Costs.

(a) Subject to the conditions set forth in Section 1.2(b) and the limitation of liability in Section 4.2, the Parent covenants to the Company and OpCo that it will make cash Investments in the Company, with respect to any Project, to pay for components of solar energy systems pursuant to engineering, procurement and construction contracts and/or other similar construction or procurement contracts in connection with such Project (each, a “Component Contract”, and the relevant costs, “Component Costs”) as necessary to achieve “Commercial Operation” or equivalent under such Project’s power purchase agreement or similar agreement.

(b) The obligation of the Parent to make an Investment with respect to any Project in the Company pursuant to Section 1.2(a) is subject to the following conditions:

(i) the aggregate amounts of cash Investments made pursuant to Section 1.2(a) in connection with such Project shall not exceed the amount set forth opposite the name of such Project Company in Schedule I hereto under the heading “Maximum Component Cost Investment Amount”;

(ii) the Project Company which owns such Project shall be contractually liable for an amount of Component Costs which it is unable to pay with the proceeds of debt financing sources available to it and in an amount permitted pursuant to Section 6.5 of that certain Contribution Agreement, dated as of March 27, 2014, by and between SunEdison Holdings Corporation and SunEdison YieldCo, LLC (such amount, the “Component Cost Shortfall Amount”); and

(iii) the Company shall have delivered to Parent a written request for such Investment stating that the relevant Component Cost Shortfall Amount (or part thereof) is due and payable by it under the relevant Component Contract.

(c) Notwithstanding clause (iii) of Section 1.2(b), but subject to clauses (i) and (ii) of Section 1.2(b) and the limitation of liability in Section 4.2, the Parent covenants to the Company and OpCo that, if the Parent Credit Agreement Amendment does not enter into full force and effect prior to the effective date of the IPO, Parent will, no later than such date, make cash Investments in the Company in an aggregate amount equal to the sum of the Component Cost Shortfall Amounts expected to be incurred by all Project Companies from the effective date of the IPO until completion of the relevant Projects pursuant to the applicable Component Contracts.

Section 1.3 Investment Procedures. Each Investment shall be made by wire transfer of immediately available funds to the Company’s account specified in Schedule II hereto within five (5) business days of the Company’s written request therefor following satisfaction of the applicable conditions, except in the case of Investments made pursuant to Section 1.2(c), which shall be made no later than the effective date of the IPO.

Section 1.4 Obligations Unconditional.

(a) The obligations of Parent under Section 1.1 and Section 1.2 are primary irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of, or security for, any of the Construction Debt, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 1.5 that the obligations of Parent hereunder shall be absolute and unconditional, under any and all circumstances. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Parent hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to Parent, the time for any performance of, or compliance with, any of the Construction Debt shall be extended, or such performance or compliance shall be waived;

(ii) the maturity of any of the Construction Debt shall be accelerated, or any of the Construction Debt shall be modified, supplemented or amended in any respect, or any right under any agreement in respect of any Construction Debt or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Construction Debt or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii) any lien granted to, or in favor of, any financing party as security for any of the Construction Debt shall fail to be perfected or shall be released;

(iv) the performance or failure to perform by Parent, Company, and of their respective subsidiaries, or any member of the foregoing of any its obligations under any other agreement, or by the condition (financial, legal or otherwise), affairs, status, nature or actions of Parent, Company or any of their respective subsidiaries; or

(v) the voluntary or involuntary liquidation, dissolution, sale of assets, marshaling of assets and liabilities, receivership, conservatorship, custodianship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, readjustment or similar proceeding affecting any person.

(b) Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any person or entity exhaust any right, power or remedy or proceed against Parent or Company under this Agreement or any other agreement or instrument referred to herein or contemplated hereby, or against any other person under any debt instrument or guarantee of, or security for, any of the Construction Debt.

Section 1.5 Reinstatement. The Parent’s obligations under this Article I shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Parent under this Agreement is rescinded or must be otherwise restored by the Company for any reason, and Parent agrees that it will indemnify the Company on demand for all reasonable costs and expenses (including reasonable fees and expenses of counsel) incurred by the Company in connection with such rescission or restoration.

ARTICLE II

USE OF PROCEEDS

Section 2.1 Use of Proceeds.

(a) The Company shall promptly contribute the proceeds of each Investment to OpCo.

(b) OpCo shall use the proceeds of each Investment (i) pursuant to Section 1.1(a) hereof to repay the Construction Debt in respect of the Projects described in Schedule I, and (ii) pursuant to Section 1.2(a) or 1.2(c) hereof to pay Component Costs in respect of the Projects described in Schedule I.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Parent represents and warrants to Company that:

Section 3.1 Existence. Parent: (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to perform its obligations under this Agreement; and (c) is duly qualified and authorized to do business under the laws of each other jurisdiction in which the failure to so qualify could reasonably be expected to result in a material adverse effect on the ability of Parent to perform its obligations hereunder.

Section 3.2 Litigation. There are no legal or arbitral proceedings or any proceedings by or before any governmental authority, now pending or, to the knowledge of Parent, threatened against Parent that could (either individually or in the aggregate) reasonably be expected to result in a material adverse effect on the ability of Parent to perform its obligations hereunder.

Section 3.3 No Breach. None of the execution, delivery and performance of this Agreement or the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, (a) the organizational documents of Parent or charter or by-laws of Parent, (b) any applicable law or permit applicable to Parent, or (c) any other agreement or instrument to which Parent is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any of the revenues or assets of Parent pursuant to the terms of any such agreement or instrument.

Section 3.4 Organizational Action. Parent has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Parent of this Agreement have been duly authorized by all necessary corporate and shareholder action on its part; and this Agreement has been duly and validly executed and delivered by Parent and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, reorganization, moratorium and similar laws.

Section 3.5 Approvals. No permits, and no filings or registrations with, any governmental authority, are necessary for the execution, delivery or performance by Parent of this Agreement or for the validity or enforceability hereof with respect to or against Parent.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. All notices and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by fax or email) delivered to the intended recipient at the address on its signature page hereto or at such other address as shall be designated by such party in a notice to the other party hereto. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid.

Section 4.2 Limitation of Liability. Notwithstanding any other provision of this Agreement to the contrary, under no circumstances shall the Parent be required to contribute to the Company an aggregate amount in excess of:

(a) the Maximum Component Cost Investment Amount with respect to any individual Project, or

(b) eighty-five million dollars ($85,000,000) in the aggregate under this Agreement.

Section 4.3 Termination. This Agreement shall terminate automatically as of June 30, 2015.

Section 4.4 Amendments, Etc. This Agreement shall only be modified, amended or supplemented by a written instrument signed by each party hereto, and any provision of this Agreement may only be waived by a written instrument signed by the Borrower and the Collateral Agent.

Section 4.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party shall assign or transfer its rights or obligations hereunder without the prior written consent of the other party and any purported assignment without such consent shall be void; provided, further, that the Company may collaterally assign its rights hereunder, without the prior written consent of the Parent, to any person or entity that makes a loan or extends any other credit to the Company. Nothing in this Agreement, express or implied, shall give any Person, other than the parties hereto and their successors and permitted assigns hereunder, any benefit or any legal or equitable right or remedy under this Agreement.

Section 4.6 Counterparts. This Agreement may be executed in any number of counterparts and in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same instrument. Counterparts delivered by facsimile or in electronic PDF format shall be deemed to be originals.

Section 4.7 Headings. Captions and section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.9 No Waiver; Rights Cumulative. No failure on the part of either party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 4.10 Submission to Jurisdiction. The Parent agrees that any suit, action or proceeding with respect to this Agreement or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and in the courts of its own corporate domicile, in respect of actions brought against it as a defendant, and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.

Section 4.11 Waiver of Venue, Etc. The Parent irrevocably waives to the fullest extent permitted by applicable law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York and hereby further irrevocably waives to the fullest extent permitted by applicable law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court the jurisdiction of which the Parent is or may be subject, by suit upon judgment.

Section 4.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.13 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SUNEDISON, INC.,
as the Parent
By:	/s/ Brian Wuebbels
Name:	Brian Wuebbels
Title:	Chief Financial Officer
Address for Notices:
SunEdison, Inc.
501 Pearl Drive, P.O. Box 8
St. Peters, MO 63376
Attention: Treasurer
Telephone: (636) 474-5000
Telecopier: (866) 773-0791

With a copy to:

SunEdison, Inc.
501 Pearl Drive, P.O. Box 8
St. Peters, MO 63376
Attention: General Counsel
Telephone: (636) 474-5000
Telecopier: (866) 773-0793

Signature Page to Investment Agreement

SUNEDISON YIELDCO, LLC,
as the Company

By:	/s/ Carlos Domenech
Name:	Carlos Domenech
Title:	Chief Executive Officer

Address for Notices:

SunEdison Yieldco, LLC 12500 Baltimore Avenue Beltsville, MD 20705 Attention: CFO Telephone: (443) 909-7200 Telecopier: (443) 909-7150

With a copy to: SunEdison Yieldco, LLC

12500 Baltimore Avenue Beltsville, MD 20705 Attention: General Counsel Telephone: (443) 909-7200 Telecopier: (443) 909-7150

Signature Page to Investment Agreement

Schedule I

See Attached

			Maximum Component
	Project Size		Cost Investment
Project	(kW DC)	Project Location	Amount
Lindsay
Lindsay	154,000	63 Pleasant Point Road, Lindsay, Ontario	N/A
DG 2014
Alma - GA Power 2013 ASI - SolAmerica - GA	1,000	Wolf Pit Church Rd, Nicholls, GA	$571,448
Anheuser Busch - Bronx, NY	711	Hunts Point Food Distribution Center, Bronx, NY	$995,871
ASU - AZ - Rural Road Parking Structure 4 (PS 4)	258	1100 S. Rural Road, Tempe, AZ	$582,552
ASU - AZ - University Center Building B North	494	1130 E. University Dr., Tempe, AZ	$851,036
ASU - AZ - University Center Building C South	545	1150 E. University Dr. , Tempe, AZ	$967,920
BlueWave Capital - Berlin 1 (Master Project)	933	258 River Road West, Berlin, MA	$1,028,103
BlueWave Capital - Berlin 2	937	258 River Road West, Berlin, MA	$1,032,832
BlueWave Capital - Berlin 3	937	258 River Road West, Berlin, MA	$1,025,011
BlueWave Capital - Berlin 4	937	258 River Road West, Berlin, MA	$1,025,011
BlueWave Capital - Grafton	998	43 Estabrook Street, Grafton, MA	$1,297,854
BlueWave Capital - Holliston	3,000	56 Chestnut Street, Holliston, MA	$3,998,144
BlueWave Capital - Mattapoisett 1 (Master Project)	990	176 North Street, Mattapoisett, MA	$1,110,666
BlueWave Capital - Mattapoisett 2	990	176 North Street, Mattapoisett, MA	$1,110,666
BlueWave Capital - Plymouth	5,706	30 Raffaele Road, Plymouth, MA	$5,690,712
HUSD - Bradshaw HS - Sky Engineering	554	6000 Long Look Drive, Prescott Valley, AZ	$969,509
Iron Mountain - 175 Bearfoot Road, Northboro, MA	762	175 Bearfoot Rd, Northboro, MA	$795,867
ISO-NE - Data Center	101	800 Day Hill Rd., Windsor, CT	$102,503
IUSD Stonegate Elementary School	205	100 Honors, Irvine, CA	$435,734
IUSD University High School	347	4771 Campus Drive, Irvine, CA	$651,338
IUSD Woodbury Elementary School	224	125 Great Lawn, Irvine, CA	$462,372
Johnson & Johnson (Janssen) - Gurabo, PR (Ground Mount)	2,661	State Road 933 Km 0 1, Gurabo, Puerto Rico	$2,422,283
La Paz County - County Office	98	1112 S. Joshua Ave, Parker, AZ	$243,622
La Paz County - Golf Course	125	7350 Riverside Dr., Parker, AZ	$232,192
La Paz County - Public Works Facility	113	21943 Hillside Dr., Parker, AZ	$220,685
Nexamp - Belchertown Solar	1,532	80 Ware Road, Unit B, Belchertown, MA	$1,824,028
Nexamp - Hubbardston Solar	3,154	20 Pitcherville Road, Hubbardston, MA	$3,755,586
Nexamp - Treasure Valley Solar	5,924	320 Pleasantdale Road, Rutland, MA	$6,996,574
PSUSD - Bubbling Wells Elementary School	320	67501 Camino Campanero, Desert Hot Springs, CA	$283,607
PSUSD - CA - Nellie Coffman Middle School	570	34606 Plumley Rd, Cathedral City, CA	$1,027,685
PSUSD - CA - Raymond Cree Middle School	451	1011 Vista Chino, Palm Springs, CA	$821,648
PSUSD - Cabot Yerxa ES	176	67067 Desert View, Desert Hot Springs, CA	$373,421
PSUSD Bella Vista ES	457	65-750 Avenida Jalisco, Desert Hot Springs, CA	$371,715
SCE - Snowline - Duncan Road (North)	1,693	4678 Duncan Road, Phelan, CA	$1,892,249
SCE - Snowline - Duncan Road (South)	1,154	4678 Duncan Road, Phelan, CA	$1,397,476
SCE - Snowline - White Road (Central)	1,718	8928 White Rd, Phelan, CA	$1,946,657
SCE - Snowline - White Road (North)	1,718	8928 White Rd, Phelan, CA	$1,756,603
SCE - Snowline - White Road (South)	1,718	8928 White Rd, Phelan, CA	$1,834,435
Symrise - Teterboro, NJ - Solops	421	300 North St, Teterboro, NJ	$480,841
Town of Quartzsite - Town Hall	81	465 North Playmouth Ave., Quartzsite, AZ	$180,651
Yavapai - AZ - Court - Real Goods Solar	228	2840 N. Commonwealth Drive, Camp Verde, AZ	$311,382
Yavapai County - Detention Center - RealGoods	564	2830 Commonwealth Drive #105, Camp Verde, AZ	$440,834
NC Portfolio
NC - Progress Energy Carolinas, Inc. - Bear Pond	6,479	1589 Bearpond Rd, Henderson, NC	$1,688,165
NC - Progress Energy Carolinas, Inc. - Dessie	6,479	1041 Dessie Rd , Chadbourn, NC	$1,355,921
NC - Progress Energy Carolinas, Inc. - Graham	6,479	471 Graham St, Fair Bluff, NC	$2,033,050
NC - Progress Energy Carolinas, Inc. - Shankle	6,479	Shankle Rd, Shannon, NC	$2,281,374

Schedule II

Bank Account Information

To:	SunEdison YieldCo LLC
Bank Name:	Wells Fargo Bank, N.A.
Account Name:	SunEdison YieldCo LLC Operating Account
Reference:	SunEdison Yieldco, LLC